Maddox Ungar Silberstein, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.maddoxungar.com

October 15, 2009

To the Board of Directors of
Vortec Electronics, Inc.
Reno, NV

To Whom It May Concern:

Consent of Independent Registered Public Accounting Firm

Maddox Ungar Silberstein, PLLC, hereby consents to the use in the Form 10-K/A Amendment No. 1, Annual Report under the Securities Act of 1933, filed by Vortec Electronics, Inc. of our report dated May 20, 2009, relating to the financial statements of Vortec Electronics, Inc., a Nevada Corporation, as of and for the periods ending April 30, 2009 and 2008.

Sincerely,

 /s/ Maddox Ungar Silberstein, PLLC

Maddox Ungar Silberstein, PLLC